Filed Pursuant to Rule 424(b)(5)
Registration Number 333-195844

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2014

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated May 9, 2014)

                 Shares

    % Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

We are offering                  shares of our     % Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock, which we refer to as the Series C Preferred Stock. This is the initial issuance of the Series C Preferred Stock.

From, and including, the date of issuance to, but excluding, July 30, 2024, we will pay cumulative distributions on the Series C Preferred Stock at an initial rate of     % per annum based on the $25.00 liquidation preference, or $     per share. From, and including, July 30, 2024 and thereafter, we will pay cumulative distributions on the Series C Preferred Stock at a floating rate equal to three-month LIBOR (as defined herein) as calculated on each applicable date of determination (as defined herein) plus a spread of     % per annum based on the $25.00 liquidation preference, provided that such floating rate shall not be less than the initial rate of     % at any date of determination. Distributions on the Series C Preferred Stock will be paid quarterly in arrears on the 30th day of January, April, July and October of each year, beginning on July 30, 2014. The first distribution on the Series C Preferred Stock sold in this offering will be paid on July 30, 2014, will be for less than a full quarter and will reflect distributions accumulated from, and including, the date of original issuance through, but excluding, July 30, 2014.

Generally, we may not redeem the Series C Preferred Stock until July 30, 2024. On and after July 30, 2024, we may, at our option, redeem the Series C Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but excluding, the date of redemption. In addition, upon the occurrence of a Change of Control (as defined herein), we may, at our option, redeem the Series C Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but excluding, the date of redemption. To the extent we exercise our redemption right relating to the Series C Preferred Stock, the holders of Series C Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. The Series C Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a Change of Control by the holders of Series C Preferred Stock.

Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (subject to our right to redeem the Series C Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (or the equivalent value of the alternative consideration) as described in this prospectus supplement.

The shares of Series C Preferred Stock are subject to certain restrictions on ownership and transfer designed to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes. See “Description of the Series C Preferred Stock — Restrictions on Ownership and Transfer.”

Holders of the Series C Preferred Stock generally have no voting rights except for limited voting rights if we fail to pay distributions on the Series C Preferred Stock for six or more quarterly periods (whether or not consecutive) or we fail to maintain the listing of the Series C Preferred Stock on a national securities exchange for a period of at least 180 consecutive days.

There is currently no market for the Series C Preferred Stock. We intend to file an application to list the Series C Preferred Stock on the New York Stock Exchange under the symbol “RSOPrC.” If this application is approved, trading of the Series C Preferred Stock on the NYSE is expected to begin within 30 days of the date of this prospectus supplement.

Investing in the Series C Preferred Stock involves risks that are described in the “Risk Factors” sections beginning on page S-7 of this prospectus supplement and page 7 of the accompanying prospectus, and appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters the right to purchase up to                  additional shares of Series C Preferred Stock within 30 days after the date of this prospectus supplement at the public offering price less the underwriting discounts and commissions, solely to cover over-allotments, if any.

Delivery of the Series C Preferred Stock offered hereby will be made in book-entry form through The Depository Trust Company on or about June     , 2014.

Joint Book-Running Managers

Morgan Stanley	UBS Investment Bank

Joint-Lead Managers

Deutsche Bank Securities	Keefe, Bruyette & Woods

A Stifel Company

Co-Manager

MLV & Co.

The date of this prospectus supplement is June     , 2014.

Prospectus Supplement

Prospectus

You should rely only on the information included in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus prepared by us and filed with the Securities and Exchange Commission (the “SEC”). Neither we nor the underwriters have authorized any other person to provide you with different or additional information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the Series C Preferred Stock offered hereby. Neither we nor the underwriters are making an offer to sell or soliciting an offer to buy the Series C Preferred Stock in any jurisdiction where the offer or sale or solicitation is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates or such other date as may be specified herein or therein. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

EXTENDED SETTLEMENT

We expect that delivery of the shares of our Series C Preferred Stock will be made to investors on or about the fifth business day following the date of the final prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade shares of our Series C Preferred Stock before their delivery, you will be required, because the shares initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade shares of our Series C Preferred Stock before their delivery, you should consult your advisors.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of Series C Preferred Stock in two parts. The first part is this prospectus supplement, which provides you with specific information regarding the terms of this offering and certain other information. The second part is the accompanying prospectus, which provides general information. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Both this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, include important information about us, the Series C Preferred Stock being offered, and other information you should know before investing in our securities.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under the heading “Where You Can Find More Information” in this prospectus supplement before investing in our Series C Preferred Stock. This prospectus supplement adds to, updates, and changes information contained in the accompanying prospectus and the information incorporated by reference therein. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any document incorporated by reference, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

As used in this prospectus supplement, the terms “we,” “our,” “us,” or the “Company” refer to Resource Capital Corp. and its subsidiaries, “Manager” refers to Resource Capital Manager, Inc., our external manager, and “Resource America” refers to Resource America, Inc. and its affiliated companies, including our Manager.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements are not historical facts but rather are based on current beliefs, assumptions and expectations regarding our future performance, taking into account all information currently known to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus supplement. We use words such as “anticipate,” “could,” “expect,” “intend,” “plan,” “may,” “believe,” “seek,” “estimate,” “would” or the negative of these terms or variations of these words and similar expressions to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated by reference in this prospectus supplement and the accompanying prospectus, including

S-ii

those set forth under the sections captioned “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations;”

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in governmental regulations, tax rates and similar matters;

•	changes in our business strategy;

•	availability of investment opportunities in commercial real estate-related and commercial finance assets;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the accompanying prospectus might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” beginning on page S-7 of this prospectus supplement and page 7 of the accompanying prospectus, as well as the information appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, before making a decision to invest in the Series C Preferred Stock. You should also read the documents to which we have referred you in “Incorporation of Certain Information by Reference.” This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

The Company

We are a diversified real estate investment trust that is primarily focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt and equity investments. We also make other commercial finance investments. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, under Subchapter M of the Internal Revenue Code of 1986, as amended. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategies. We invest in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We have financed a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments, and have sought to mitigate interest rate risk through derivative instruments.

We are externally managed by Resource Capital Manager, Inc., a wholly-owned indirect subsidiary of Resource America, Inc. (NASDAQ: REXI), a specialized asset management company that uses industry-specific expertise to evaluate, originate, service and manage investment opportunities through its real estate, financial fund management and commercial finance operating segments. As of March 31, 2014, Resource America managed approximately $17.8 billion of assets in these sectors. To provide its services, the Manager draws upon Resource America, its management team and their collective investment experience.

Our principal office is located at 712 Fifth Avenue, 12th Floor, New York, New York 10019 and our telephone number is (212) 506-3870. Our website is located at www.resourcecapitalcorp.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Recent Developments

Sales of Preferred Stock

Pursuant to our At-the-Market Issuance Sales Agreements with MLV & Co. LLC, one of the underwriters in this offering, from April 1, 2014 to June 2, 2014, we issued and sold 139,704 shares of our 8.50% Series A Cumulative Redeemable Preferred Stock, which we refer to as the Series A Preferred Stock, at prices ranging between $23.66 and $23.97, and from April 1, 2014 to June 2, 2014, we issued and sold 622,317 shares of our 8.25% Series B Cumulative Redeemable Preferred Stock, which we refer to as the Series B Preferred Stock, at prices ranging between $22.74 and $23.24.

THE OFFERING

The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the Series C Preferred Stock, see “Description of the Series C Preferred Stock” in this prospectus supplement and “Description of Common Stock and Preferred Stock” in the accompanying prospectus.

Issuer	Resource Capital Corp.

Securities Offered	shares of % Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock. This is the initial issuance of the Series C Preferred Stock. We reserve the right to reopen this series and issue additional shares of Series C Preferred Stock either through public or private sales at any time and from time to time.

Ranking	The Series C Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to all classes or series of our common stock and any class or series of our capital stock expressly designated as ranking junior to the Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospectus supplement, together with our common stock, as “junior equity securities”; (ii) on a parity with the Series A Preferred Stock, the Series B Preferred Stock and any class or series of our capital stock expressly designated as ranking on a parity with the Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospect supplement, together with the Series A Preferred Stock and Series B Preferred Stock, as “parity equity securities”; and (iii) junior to any class or series of our capital stock expressly designated as ranking senior to the Series C Preferred Stock as to distribution rights and rights upon our liquidation, dissolution or winding up, which we refer to in this prospectus supplement as “senior equity securities.” The term “capital stock” does not include convertible or exchangeable debt securities, which will rank senior to the Series C Preferred Stock prior to conversion or exchange.

Distributions

We will pay cumulative cash distributions on the Series C Preferred Stock: (i) from, and including, the date of issuance to, but excluding, July 30, 2024, at an initial rate of         % per annum based on the $25.00 liquidation preference, or $             per share; and (ii) from, and including, July 30, 2024 and thereafter, at a floating rate equal to three-month LIBOR as calculated on each applicable date of determination plus a spread of         % per annum based on the $25.00 liquidation preference, provided that such floating rate shall not be less than the initial rate of         % at any date of determination. If any date on which distributions would otherwise be payable is not a business day, then the distribution payment date will be the next business day without any adjustment to the amount of distributions paid. The first distribution on the Series C Preferred Stock will be for less than a full quarter, will reflect distributions accumulated from, and including, the date of original issuance through, but excluding, July 30, 2014. For definitions of “three-month LIBOR” and “date of determination,” see “Description of the Series C Preferred Stock — Distributions.”

Liquidation Preference	$25.00 per share of Series C Preferred Stock, plus an amount equal to accumulated, accrued and unpaid distributions, whether or not earned or declared.

Optional Redemption	We may not redeem the Series C Preferred Stock prior to July 30, 2024, except as described below under “Special Optional Redemption” and in limited circumstances relating to maintaining our qualification as a REIT for federal income tax purposes. On and after July 30, 2024, we may, at our option, redeem the Series C Preferred Stock, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) to, but excluding, the date of redemption. Any partial redemption of the Series C Preferred Stock will be paid on a pro rata basis, by lot or by any other equitable method we may choose. See “Description of the Series C Preferred Stock — Redemption.”

Special Optional Redemption	In the event of a Change of Control (as defined below), we may, at our option, exercise our special optional redemption right to redeem the Series C Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions (whether or not declared) to, but excluding, the date of redemption. To the extent that we exercise our redemption right relating to the Series C Preferred Stock, the holders of Series C Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, syndicate or group deemed to be a “person” under section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all of our capital stock entitled to vote generally in elections of directors; and

•

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts, or ADRs, representing such securities) listed on the NYSE MKT or the NASDAQ Stock Market, or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ. For additional details, See

“Description of the Series C Preferred Stock — Redemption — Special Optional Redemption.”

Change of Control Conversion Right	Upon a Change of Control, each holder of Series C Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series C Preferred Stock), which we refer to as the Change of Control Conversion Right, to convert some or all of the Series C Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series C Preferred Stock distribution payment and prior to the corresponding Series C Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Stock Price; and

•	, which we refer to as the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described in this prospectus supplement.

For definitions of “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series C Preferred Stock — Change of Control Conversion Right.”

No Maturity	The Series C Preferred Stock has no maturity date and we are not required to redeem the Series C Preferred Stock. Accordingly, the Series C Preferred Stock will remain outstanding indefinitely unless we decide to redeem it pursuant to our optional redemption right or our special optional redemption right in connection with a Change of Control, or under the circumstances set forth above where the holders of the Series C Preferred Stock have the Change of Control Conversion Right and elect to convert such Series C Preferred Stock. We also have the right to make open-market purchases of the Series C Preferred Stock from time to time. We are not required to set aside funds to redeem the Series C Preferred Stock.

Voting Rights	Holders of Series C Preferred Stock generally will not have any voting rights. If, however, either (i) we have not paid distributions on the Series C Preferred Stock for six or more quarterly periods, whether or not consecutive, or (ii) we fail to maintain the listing of the Series C Preferred Stock on the NYSE, the NYSE MKT or NASDAQ, or on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, for a period of at least 180 consecutive days, then holders of Series C Preferred Stock, voting together with holders of any other class or series of our preferred stock upon which similar voting rights have been conferred, which we refer to as Voting Parity Stock, including the Series A Preferred Stock and the Series B Preferred Stock, and are exercisable, will be entitled to elect two additional directors to our Board of Directors (unless already elected by the holders of any other Voting Parity Stock).

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series C Preferred Stock (voting as a separate class) is required for us to authorize, create or increase the number of any class or series of senior equity securities or to amend our charter (including the articles supplementary designating the Series C Preferred Stock) in a manner that materially and adversely affects the rights of the holders of Series C Preferred Stock.

Among other things, we may, without any vote of the holders of Series C Preferred Stock, issue additional shares of Series C Preferred Stock and we may authorize and issue additional classes or series of parity equity securities, including additional shares of Series A Preferred Stock and Series B Preferred Stock.

Information Rights	During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any Series C Preferred Stock is outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

Our charter, subject to certain exceptions, prohibits any person from directly or indirectly owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, including the Series C Preferred Stock. In connection with the Change of Control Conversion Right, these provisions may limit the ability of the holders of Series C

Preferred Stock to convert their Series C Preferred Stock into our common stock. Our Board of Directors may, in its sole discretion, exempt a person from the 9.8% ownership limit under certain circumstances. See “Description of the Series C Preferred Stock — Restrictions on Ownership and Transfer.”

Listing	There is currently no market for the Series C Preferred Stock. We intend to file an application to list the Series C Preferred Stock on the NYSE under the symbol “RSOPrC.” If this application is approved, we expect trading to commence within 30 days after the date of this prospectus supplement.

Form	The Series C Preferred Stock will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances.

Use of Proceeds	We intend to use the proceeds of this offering to make investments relating to our business and for general corporate purposes. Pending these uses, the net proceeds of this offering will be held in interest-bearing bank accounts or invested in readily marketable interest-bearing securities, which are consistent with maintaining our qualification as a REIT for federal income tax purposes. See “Use of Proceeds.”

Settlement	Delivery of the shares of Series C Preferred Stock will be made against payment therefor on or about June , 2014.

Risk Factors	See “Risk Factors” beginning on S-7 of this prospectus supplement and on page 7 of the accompanying prospectus, and appearing under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, for risks you should consider before purchasing shares of our Series C Preferred Stock.

For additional information regarding the terms of the Series C Preferred Stock, see “Description of the Series C Preferred Stock.”

RISK FACTORS

An investment in the Series C Preferred Stock involves risk. You should carefully consider the risk factors appearing below and under the caption “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference into this prospectus supplement in their entirety. These risk factors may be amended or supplemented or superseded from time to time by other reports we file with the SEC in the future. If any of the events or developments actually occurs, our business, financial condition and results of operations may suffer. In that case, the value of the Series C Preferred Stock may decline, and you could lose all or part of your investment.

The Series C Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional shares of preferred stock and by other transactions.

The Series C Preferred Stock will rank junior to all of our existing and future debt and any classes or series of our senior equity securities and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our charter currently authorizes the issuance of up to 100,000,000 shares of preferred stock in one or more classes or series. Immediately prior to this offering, there were 1,011,743 shares of Series A Preferred Stock and 4,611,294 shares of Series B Preferred Stock issued and outstanding. Subject to limitations prescribed by Maryland law and our charter, our Board of Directors is authorized to issue, from our authorized but unissued shares of capital stock, preferred stock in such classes or series as our Board of Directors may determine and to establish from time to time the number of shares of preferred stock to be included in any such class or series. The issuance of additional shares of Series C Preferred Stock or other parity equity securities, including additional shares of Series A Preferred Stock or Series B Preferred Stock, would dilute the interests of the holders of Series C Preferred Stock, and the issuance of any senior equity securities or the incurrence of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series C Preferred Stock. Other than the Change of Control Conversion Right described in this prospectus supplement under the heading “Description of the Series C Preferred Stock — Change of Control Conversion Right,” none of the provisions relating to the Series C Preferred Stock contain any terms relating to or limiting our indebtedness or affording the holders of Series C Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of Series C Preferred Stock, so long as the rights of the holders of Series C Preferred Stock are not materially and adversely affected.

The Series C Preferred Stock has not been rated.

We have not sought to obtain a rating for the Series C Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series C Preferred Stock. In addition, we may elect in the future to obtain a rating of the Series C Preferred Stock, which could adversely impact the market price of the Series C Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series C Preferred Stock.

The Series C Preferred Stock may not have an active trading market, which may reduce its market value and your ability to transfer or sell your shares.

There is currently no market for the Series C Preferred Stock. We intend to file an application to list the Series C Preferred Stock on the NYSE under the symbol “RSOPrC.” If this application is approved, we expect trading to commence within 30 days after the date of this prospectus supplement. An active trading market for the Series C Preferred Stock may not exist after issuance of the Series C Preferred Stock offered hereby or, even if it develops, may not last, in which case the trading price of the shares could be reduced and your ability to transfer your shares of Series C Preferred Stock could be limited. The trading price of the shares would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic conditions; and

•	our financial condition, performance and prospects.

The underwriters have informed us that they intend to make a market in the Series C Preferred Stock prior to the commencement of any trading on the NYSE. The underwriters will have no obligation to make a market in the Series C Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

As a holder of Series C Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series C Preferred Stock will be limited. Our common stock is the only class of our securities that carries full voting rights. Voting rights for holders of Series C Preferred Stock exist primarily with respect to the ability to elect two additional directors to our Board of Directors if six quarterly distributions (whether or not consecutive) payable on the Series C Preferred Stock are in arrears, or if we fail to maintain the listing of the Series C Preferred Stock on the NYSE, the NYSE MKT, NASDAQ or an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, and with respect to voting on amendments to our charter (including the articles supplementary relating to the Series C Preferred Stock) that materially and adversely affect the rights of the holders of Series C Preferred Stock or create additional classes or series of senior equity securities. See “Description of the Series C Preferred Stock — Voting Rights.”

Future issuances of preferred stock, including future issuances of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, may reduce the value of the Series C Preferred Stock.

Upon the completion of the offering described in this prospectus supplement, we may sell additional shares of preferred stock, including shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, on terms that may differ from those described in this prospectus supplement. Such shares could rank on parity with or, subject to the voting rights referred to above (with respect to issuances of new series of preferred stock), senior to the Series C Preferred Stock offered hereby as to distribution rights or rights upon liquidation, winding up or dissolution. The subsequent issuance of additional shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, or the creation and subsequent issuance of additional classes of preferred stock on parity with the Series C Preferred Stock, could dilute the interests of the holders of Series C Preferred Stock offered hereby. Any issuance of preferred stock that is senior to the Series C Preferred Stock would not only dilute the interests of the holders of Series C Preferred Stock offered hereby, but also could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series C Preferred Stock.

You may not be permitted to exercise the Change of Control Conversion Right. If exercisable, the Change of Control Conversion Right may not adequately compensate you, and the Change of Control Conversion Right and the redemption features of the Series C Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.

Upon the occurrence of a Change of Control, as a result of which our common stock and the common securities of the acquiring or surviving entity are not listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, holders of Series C Preferred Stock will have the right to convert some or all of their Series C Preferred Stock into our common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series C Preferred Stock prior to July 30, 2024 we have a special optional redemption right to redeem the Series C Preferred Stock in the event of a Change of Control, and holders of Series C Preferred Stock will not have the right to exercise the Change of Control Conversion Right with respect to any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of the Series C Preferred Stock — Change of Control Conversion Right” and “Description of the Series C Preferred Stock — Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our common stock equal to the Share Cap multiplied by the number of shares of Series C Preferred Stock converted. If the Common Stock Price (as defined in “Description of the Series C Preferred Stock — Change of Control Conversion Right”) is less than $             (which is approximately 50% of the per-share closing sale price of our common stock on June    , 2014), subject to adjustment, the holders will receive a maximum of                  shares of our common stock per share Series C Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series C Preferred Stock. In addition, the Change of Control Conversion Right and the redemption features of the Series C Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for our company or of delaying, deferring or preventing a change of control of our company under circumstances that otherwise could provide the holders of our common stock and Series C Preferred Stock with the opportunity to realize a premium over the then-current market price or that stockholders may otherwise believe is in their best interests.

If we are unable to redeem the Series C Preferred Stock prior to July 30, 2024, a substantial increase in the three-month LIBOR rate could negatively impact our ability to pay distributions on the Series C Preferred Stock.

If we do not repurchase or redeem our Series C Preferred Stock prior to July 30, 2024, a substantial increase in the three-month LIBOR rate could negatively impact our ability to pay distributions on such stock. We cannot assure you that we will have adequate sources of capital to repurchase or redeem the Series C Preferred Stock on or prior to July 30, 2024. If we are unable to repurchase or redeem the Series C Preferred Stock and our ability to pay distributions on the Series C Preferred Stock is negatively impacted, the market value of the Series C Preferred Stock could be materially adversely impacted.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS TO EARNINGS

Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent pre-tax income from continuing operations, as adjusted for fixed charges; and fixed charges represent interest expense and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

	Three Months Ended March 31, 2014	Years Ended December 31,
		2013	2012	2011	2010	2009

Ratio of Earnings to Fixed Charges	2.82	1.74	2.85	2.63	1.69	1.14
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	2.26	1.56	2.77	2.63	1.69	1.14

(1)	We did not have any shares of preferred stock outstanding until June 2012 and paid our first preferred stock distribution in July 2012.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million, or approximately $         million if the underwriters exercise their over-allotment option in full, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to make investments relating to our business and for general corporate purposes. Pending these uses, the net proceeds of this offering will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities, which are consistent with maintaining our qualification as a REIT for federal income tax purposes. We expect that these temporary investments will provide a lower net return than we hope to achieve with our general investment policies.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the designation and classification of              shares, and the issuance and sale of              shares, of our Series C Preferred Stock in this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The table below does not give effect to: (i) the issuance and sale by us of 139,704 shares of Series A Preferred Stock, 622,317 shares of Series B Preferred Stock and 1,078,800 shares of our common stock subsequent to March 31, 2014; and (ii) the issuance and sale by us of additional shares of Series C Preferred Stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option.

The following information should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find More Information.”

	As of March 31, 2014
	Actual	As adjusted
	(Dollar amounts in thousands)
Cash and cash equivalents	$166,686	$

Total long-term debt	$1,502,089	$

Equity:
Preferred stock, par value $0.001: 8.50% Series A, 10,000,000 shares authorized, and 872,039 shares issued and outstanding (actual and as-adjusted)	1
Preferred stock, par value $0.001: 8.25% Series B, 10,000,000 shares authorized, and 3,988,977 shares issued and outstanding (actual and as-adjusted)	4
Preferred stock, par value $0.001: % Fixed-to-Floating Series C, shares authorized, and shares issued and outstanding (as adjusted)	—
Common stock, par value $0.001: 500,000,000 shares authorized; 128,577,980 shares issued and outstanding (including 2,670,189 unvested restricted shares) (actual and as-adjusted)	129
Additional paid-in capital	1,059,805
Accumulated other comprehensive loss	(14,071)
Distributions in excess of earnings	(265,618)

Total stockholders’ equity	780,250
Non-controlling interests	(56)

Total equity	780,194

Total capitalization	$2,282,283	$

DESCRIPTION OF THE SERIES C PREFERRED STOCK

The following summary of the material terms and provisions of the Series C Preferred Stock is not complete and is qualified in its entirety by the terms of our charter and the terms of the articles supplementary establishing the Series C Preferred Stock. See “Where You Can Find More Information.”

General

We currently are authorized to issue up to 100,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. Each class or series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our Board of Directors may determine by adoption of applicable articles supplementary to our charter. Immediately prior to this offering, there were 1,011,743 shares of Series A Preferred Stock and 4,611,294 shares of Series B Preferred Stock issued and outstanding. In connection with this offering, our Board of Directors designated and classified up to 10,000,000 shares of our authorized but unissued preferred stock into a new series of preferred stock designated as “    % Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock” having the rights and preferences summarized below. Prior to the closing of this offering, we will file articles supplementary to our charter to establish the Series C Preferred Stock. Our Board of Directors may, without notice to or the consent of holders of Series C Preferred Stock, authorize the issuance and sale of additional shares of Series C Preferred Stock and authorize and issue additional shares of any class or series of parity equity securities from time to time, including additional shares of Series A Preferred Stock and Series B Preferred Stock.

There is currently no market for the Series C Preferred Stock. We intend to file an application to list the Series C Preferred Stock on the NYSE under the symbol “RSOPrC.” If this application is approved, we expect trading to commence within 30 days after the date of this prospectus supplement. The Series C Preferred Stock initially will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, or DTC, except in limited circumstances. See “— Book Entry Procedures.”

The transfer agent, registrar and distribution disbursement agent for the Series C Preferred Stock is expected to be American Stock Transfer & Trust Company, LLC.

Ranking

The Series C Preferred Stock will, with respect to distribution rights and rights upon our liquidation, dissolution or winding up, rank: (i) senior to all of our junior equity securities, including our common stock; (ii) on a parity with the Series A Preferred Stock, the Series B Preferred Stock and any other class or series of our parity equity securities; and (iii) junior to any class or series of our senior equity securities. Any of our convertible or exchangeable debt securities will rank senior to the Series C Preferred Stock prior to conversion or exchange. The Series C Preferred Stock will also rank junior in right of payment to our other existing and future indebtedness. For definitions of “junior equity securities,” “parity equity securities” and “senior equity securities,” see “The Offering — Ranking.”

Distributions

Subject to the preferential rights of holders of any class or series of our senior equity securities, holders of Series C Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors, out of funds legally available for the payment of distributions, cumulative cash distributions from, and including, the date of issuance to, but excluding, July 30, 2024 (the “Fixed-Rate Period”), at an initial rate of     % per annum based on the $25.00 liquidation preference, or $     per share of the Series C Preferred Stock, payable quarterly, in arrears, on the 30th day of January, April, July and October of each year, beginning on July 30, 2014 and ending on July 30, 2024. From, and including, July 30, 2024 and thereafter (the “Floating Rate Period”), holders of Series C Preferred Stock will be entitled to receive cumulative cash distributions at a floating rate equal to three-month LIBOR (as defined below) as calculated on each applicable date of determination (as defined below) plus a spread of     % per annum based on the $25.00 liquidation preference, payable quarterly, in arrears, on the 30th day of January, April, July and October of each year, beginning on October 30, 2024 and thereafter, provided that such floating rate shall

not be less than the initial rate of         %. If any date on which distributions would otherwise be payable is not a business day, then the distribution payment date will be the next business day without any adjustment to the amount of distributions paid. The first distribution on the Series C Preferred Stock will be paid on July     , 2014, will be for less than a full quarter and will reflect distributions accumulated from, and including, the date of original issuance through, but excluding, July 30, 2014. Distributions payable on the Series C Preferred Stock for any partial distribution period during the Fixed-Rate Period, including the first distribution period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series C Preferred Stock for any partial distribution period during the Floating-Rate Period will be computed based on the actual number of days and a 360-day year. We will pay distributions to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution falls, or such other date as designated by our Board of Directors for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date.

The term “three-month LIBOR” means, on any date of determination, the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period as appears on Bloomberg, L.P. page US0003M, as set by the British Bankers Association at 11:00 a.m. (London time) on such date of determination. If the appropriate page is replaced or service ceases to be available, we, acting reasonably, may select another page or service displaying the appropriate rate.

The term “date of determination” means the second London Business Day (as defined below) immediately preceding the applicable distribution payment.

The term “London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

All percentages resulting from the above calculation will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

Our Board of Directors will not authorize, and we will not pay, any distributions on the Series C Preferred Stock or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, our capital stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that any of our current agreements restrict our ability to pay distributions on the Series C Preferred Stock.

Notwithstanding the foregoing, distributions on the Series C Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions, whether or not distributions are authorized by our Board of Directors and whether or not the restrictions referred to above exist. Accrued but unpaid distributions on the Series C Preferred Stock will not bear interest, and the holders of Series C Preferred Stock will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on the Series C Preferred Stock, including any capital gain distributions, will be credited to the previously accrued and unpaid distributions on the Series C Preferred Stock. We will credit any distribution made on the Series C Preferred Stock to accrued and unpaid distributions in order of their respective distribution payment dates, commencing with the earliest.

While any shares of Series C Preferred Stock are outstanding, unless full cumulative distributions on the Series C Preferred Stock for all past distribution periods have been or contemporaneously are declared and paid:

•

no distributions will be declared and either paid or set apart for payment, and no other distribution of cash or other property may be declared and made, on or with respect to shares of any class or series of our parity equity securities, including shares of Series A Preferred Stock and Series B Preferred Stock, or our junior equity securities, including our common stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, our junior equity securities) for any period;

•

no shares of any class or series of our parity equity securities, including shares of Series A Preferred Stock and Series B Preferred Stock, or our junior equity securities, including our common stock, will be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of our common stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan of ours or as permitted under our charter to maintain our qualification as a REIT for federal income tax purposes); and

•

no funds will be paid or made available for a sinking fund by us for the redemption of shares of any class or series of our parity equity securities, including shares of Series A Preferred Stock and Series B Preferred Stock, or our junior equity securities, including our common stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, our junior equity securities, and except for purchases or exchanges pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock and all holders of our other parity equity securities, if any).

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series C Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock and shares of any other class or series of our parity equity securities, if any, the amount which we have declared will be allocated pro rata to the holders of the Series C Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock and the shares of such other class or series of our parity equity securities, if any, so that the amount declared per share is proportionate to the accrued and unpaid distributions on those shares.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of Series C Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our Board of Directors, of $25.00 per share, plus any accrued and unpaid distributions to, but excluding, the date of the payment. Holders of Series C Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our junior equity securities, including our common stock. The rights of holders of Series C Preferred Stock to receive their liquidation preference will be subject to preferential rights of the holders of our senior equity securities, if any. Written notice will be given to each holder of Series C Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and any other class or series of our parity equity securities, if any, then we will distribute our assets to the holders of Series C Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and any other class or series of our parity equity securities, if any, ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Generally

We may not redeem the Series C Preferred Stock prior to July 30, 2024, except as described below under “— Special Optional Redemption” and “— Restrictions on Ownership and Transfer.” On and after July 30, 2024, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series C Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid distributions to, but excluding, the date of redemption.

We will give notice of redemption by mail to each holder of record of Series C Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and

•	that distributions on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series C Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from that stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we choose. Any redemption may be made conditional on such factors as may be determined by our Board of Directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series C Preferred Stock have been or contemporaneously are declared and paid for all past distribution periods, we may not redeem any Series C Preferred Stock unless we redeem all of the Series C Preferred Stock.

If we elect to redeem any of the Series C Preferred Stock in connection with a Change of Control (as defined below under “— Special Optional Redemption”) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under “— Change of Control Conversion Right”), our redemption notice will also state that the holders of shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date.

If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of shares of Series C Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the shares of Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on shares of Series C Preferred Stock to be redeemed.

The Series C Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below and in “Description of Common Stock and Preferred Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series C Preferred Stock will be subject to the restrictions on ownership and transfer in Article VI of our charter.

Subject to applicable law, we may purchase shares of Series C Preferred Stock in the open market, by tender or by private agreement. Any shares of Series C Preferred Stock that we reacquire will return to the status of authorized but unissued shares.

Special Optional Redemption

In the event of a Change of Control, we may, at our option, redeem the Series C Preferred Stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our special optional redemption right by providing a notice of redemption with respect to some or all of the Series C Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series C Preferred Stock will not be permitted to exercise the conversion right described below under “— Change of Control Conversion Right” in respect of their shares called for redemption.

We will give notice of redemption by mail to each holder of record of Series C Preferred Stock no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series C Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, evidencing the shares of Series C Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment;

•

that the shares of Series C Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of shares of Series C Preferred Stock to which the notice relates will not be able to tender such shares of Series C Preferred Stock for conversion in connection with the Change of Control and each share of Series C Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that distributions on the shares of Series C Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series C Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series C Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series C Preferred Stock to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose. Any redemption may be made conditional on such factors as may be determined by our board of directors and as set forth in the redemption notice. Unless full cumulative distributions on all shares of Series C Preferred Stock have been or contemporaneously are declared and either paid or set aside for payment for all past distribution periods, we generally may not redeem any Series C Preferred Stock unless we redeem all of the Series C Preferred Stock.

If we have given a notice of redemption and have paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series C Preferred Stock called for redemption, then from and after the redemption date, those shares of Series C Preferred Stock will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those shares of Series C Preferred Stock will terminate. The holders of those shares of Series C Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions to (but not including) the redemption date.

If a redemption date falls after a distribution record date and prior to the corresponding distribution payment date, the holders of Series C Preferred Stock at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series C Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series C Preferred Stock between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series C Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series C Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Change of Control Conversion Right

The Series C Preferred Stock is not convertible into or exchangeable for any property or other securities unless upon the occurrence of a Change of Control as described below.

Upon the occurrence of a Change of Control, each holder of Series C Preferred Stock will have the right (subject to our right to redeem the Series C Preferred Stock in whole or in part, as described under “— Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the shares of Series C

Preferred Stock held by such holder, which we refer to as the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common stock per share of Series C Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid distributions to, but excluding, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series C Preferred Stock distribution payment and prior to the corresponding Series C Preferred Stock distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Stock Price; and

•	, the Share Cap.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our common stock. The adjusted Share Cap as the result of a Stock Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, (a) the numerator of which is the number of shares of our common stock outstanding after giving effect to such Stock Split and (b) the denominator of which is the number of shares of our common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed                  shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap and for additional issuances of shares of Series C Preferred Stock in subsequent offerings, if any.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series C Preferred Stock will receive upon conversion of such shares of Series C Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series C Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of common stock upon the conversion of the Series C Preferred Stock. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series C Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series C Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

•

that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series C Preferred Stock, holders will not be able to convert shares of Series C Preferred Stock into a number of shares of our common stock per share of Series C Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series C Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series C Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series C Preferred Stock.

To exercise the Change of Control Conversion Right, a holder of Series C Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing shares of Series C Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of shares of Series C Preferred Stock to be converted; and

•	that the shares of Series C Preferred Stock are to be converted pursuant to the applicable terms of the Series C Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series C Preferred Stock are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series C Preferred Stock.

The “Common Stock Price” will be: (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of shares of our common stock is solely cash; and (ii) the average of the closing prices, per share, of our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of shares of our common stock is other than solely cash.

Holders of Series C Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series C Preferred Stock;

•	if certificated shares of Series C Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series C Preferred Stock; and

•	the number of shares of Series C Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series C Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of DTC.

Shares of Series C Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series C Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series C Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some or all of the Series C Preferred Stock, holders of any Series C Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion right in respect of any of their shares that have been called for redemption, and such shares of Series C Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to, but not including, the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series C Preferred Stock into shares of our common stock. Notwithstanding any other provision of the Series C Preferred Stock, no holder of shares of Series C Preferred Stock will be entitled to convert such shares of Series C Preferred Stock for shares of our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our charter and the articles supplementary setting forth the terms of the Series C Preferred Stock, unless we provide an exemption from this limitation for such holder. See “— Restrictions on Ownership and Transfer,” below.

These Change of Control Conversion Right and redemption features may make it more difficult for a party to take over our company or discourage a party from taking over our company. See “Risk Factors — You may not be permitted to exercise the Change of Control Conversion Right. If exercisable, the Change of Control Conversion Right may not adequately compensate you, and the Change of Control Conversion Right and the redemption features of the Series C Preferred Stock may make it more difficult for a party to take over our company or discourage a party from taking over our company.”

Except as provided above in connection with a Change of Control, the shares of Series C Preferred Stock are not convertible into or exchangeable for any of our other securities or property.

Voting Rights

Holders of Series C Preferred Stock generally will have no voting rights, except as set forth below.

Whenever (i) distributions on the Series C Preferred Stock are in arrears for six or more quarterly periods, whether or not consecutive (a “Preferred Distribution Default”) or (ii) we fail to maintain the listing of the Series C Preferred Stock on the NYSE, the NYSE MKT or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE MKT or NASDAQ, for a period of at least 180 consecutive days (a “Listing Default”), the number of directors then constituting our Board of Directors will be increased by two (if not already increased by reason of similar types of provisions with respect to other classes or series of our Voting

Parity Stock (as defined below), including the Series A Preferred Stock and Series B Preferred Stock) and holders of Series C Preferred Stock (voting as a single class with the holders of any other class or series of our preferred stock upon which like voting rights have been conferred, including the Series A Preferred Stock and Series B Preferred Stock, and are exercisable (“Voting Parity Stock”)) will be entitled to vote for the election of two additional directors to serve on our Board of Directors (the “Preferred Stock Directors”) (if not already elected by reason of similar types of provisions with respect to Preferred Stock Directors). In the event of a Preferred Distribution Default or a Listing Default, holders of Series C Preferred Stock and holders of shares of Voting Parity Stock (voting as a single class) will vote in the election of Preferred Stock Directors at a special meeting called by the holders of at least 33% of the outstanding shares of Series C Preferred Stock or the holders of at least 33% of outstanding shares of Voting Parity Stock if the request is received 90 or more days before the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting of stockholders, at the next annual meeting of stockholders or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until the Preferred Distribution Default or Listing Default, as the case may be, has been cured. A Preferred Distribution Default will be cured once all distributions accumulated on the Series C Preferred Stock for the past distribution periods and the then-current distribution period have been paid in full. A Listing Default will be cured once the Series C Preferred Stock has been listed on the NYSE, the NYSE MKT or NASDAQ, or an exchange or quotation system that is the successor to the NYSE, the NYSE MKT or NASDAQ. The voting rights described above are subject to revesting for each and every Preferred Distribution Default and each and every Listing Default. The Preferred Stock Directors will be elected by a plurality of the votes cast by the holders of the Series C Preferred Stock and the holders of Voting Parity Stock (voting together as a single class) in the election to serve until our next annual meeting of stockholders and until their successors are duly elected and qualified or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

Any Preferred Stock Director may be removed at any time, but only for cause (as defined in our charter), by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of at least two-thirds of the outstanding shares of Series C Preferred Stock and Voting Parity Stock (voting together as a single class). So long as a Preferred Distribution Default or a Listing Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a vote of the holders of record of the outstanding shares of Series C Preferred Stock and Voting Parity Stock (voting together as a single class). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any Series C Preferred Stock remains outstanding, we will not:

•

authorize or create, or increase the authorized or issued amount of, any class or series of senior equity securities, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligations or securities convertible into or evidencing the right to purchase any such shares without the affirmative vote of the holders of at least two-thirds of the then-outstanding shares of Series C Preferred Stock (voting as a separate class); or

•

amend, alter or repeal the provisions of our charter (including the articles supplementary), whether by merger, consolidation or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation or a sale or lease of all of our assets as an entirety, so long as shares of Series C Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of Series C Preferred Stock receive shares of capital stock with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of Series C Preferred Stock. In addition, any increase in the amount of authorized Series C Preferred Stock or the creation or issuance, or increase in the amounts authorized, of any other class or series of our parity equity securities, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock.

In any matter in which the holders of Series C Preferred Stock are entitled to vote separately as a class, each share of Series C Preferred Stock will be entitled to one vote. If the holders of Series C Preferred Stock and the holders of Voting Parity Stock are entitled to vote together as a single class on any matter, the holders of Series C Preferred Stock and the holders of Voting Parity Stock will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and any shares of Series C Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series C Preferred Stock as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series C Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series C Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Restrictions on Ownership and Transfer

For information regarding restrictions on ownership and transfer of the Series C Preferred Stock, see “Description of Common Stock and Preferred Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.

The 9.8% ownership limit described in “Description of Common Stock and Preferred Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus applies to ownership of shares of Series C Preferred Stock as a separate class pursuant to Article VI of our charter, under which shares of Series C Preferred Stock owned by a stockholder in excess of the ownership limit will be transferred to a charitable trust and may be purchased by us under certain circumstances. Our Board of Directors may, in its sole discretion, except a person from the ownership limit, as described in “Description of Common Stock and Preferred Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus.

The ownership limit also applies to shares of our common stock. See “Description of Common Stock and Preferred Stock — Restrictions on Ownership and Transfer” in the accompanying prospectus. Notwithstanding any other provision of the Series C Preferred Stock, no holder of shares of the Series C Preferred Stock will be entitled to convert any shares of Series C Preferred Stock into shares of our common stock to the extent that receipt of our common stock would cause such holder or any other person to exceed the ownership limit contained in our charter for the Series C Preferred Stock.

Preemptive Rights

No holders of Series C Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for our common stock or any other security of our company.

Book-Entry Procedures

DTC will act as securities depositary for the Series C Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. Such certificates will represent the total aggregate number of shares of Series C Preferred Stock. We will deposit such certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series C Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Series C Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series C Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series C Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

Access to the DTC system is also available to others such as to both U.S. and non-U.S. securities brokers and dealers, including the underwriters, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of the Series C Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the shares of Series C Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series C Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series C Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the shares of Series C Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series C Preferred Stock will be sent to DTC. If less than all of the shares of Series C Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series C Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series C Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Series C Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions and distributions on the shares of Series C Preferred Stock will be made directly to Cede & Co. (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series C Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series C Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series C Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series C Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series C Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material federal income tax considerations relating to our qualification and taxation as a REIT, and the acquisition, holding, and disposition of our capital stock.

This summary is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the Treasury regulations, current administrative interpretations and practices of the Internal Revenue Service, or the IRS, (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market shares of our capital stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive shares of our capital stock through the exercise of employee shares options or otherwise as compensation;

•	persons holding shares of our capital stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding shares of our capital stock through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in the company; and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our shares of capital stock as capital assets, which generally means as property held for investment.

THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF SHARES OF OUR CAPITAL STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING

SHARES OF OUR CAPITAL STOCK FOR ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF SHARES OF OUR CAPITAL STOCK.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws effective for our initial taxable year ended on December 31, 2005. We believe that, commencing with such taxable year, we have been organized and operated in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurances can be given that we have qualified or will continue to operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

We believe that we have been organized and operated in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code, and we intend to continue to be organized and operated in such a manner. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, diversity of stock ownership, and various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. For a discussion of the federal income tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute currently to our stockholders, but taxable income generated by all of our domestic “taxable REIT subsidiaries,” or TRSs, will be subject to regular corporate income tax. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends, return of capital or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual and certain non-corporate trust and estate stockholders are generally taxed on qualified income from non-REIT C corporations at a maximum rate of 20% on qualified dividend income, and whose corporate stockholders generally receive the benefits of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we generally are not subject to corporate income taxes on income that we distribute currently to our stockholders, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned on sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test due to reasonable cause and not willful neglect, as described below under “— Requirements for Qualification-Gross Income Tests,” and nonetheless continue to qualify as a REIT, we will pay a 100% tax on the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

•

In the event of a failure of any of the asset tests (other than certain de minimis failures of the 5% and 10% asset tests), as described below under “— Requirements for Qualification-Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect and we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter, we will pay a tax equal to the greater of (i) $50,000 or (ii) an amount determined by multiplying the highest federal income tax rate applicable to corporations by the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the violation is due to reasonable cause, we may retain our qualification as a REIT but will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder (as defined below) would be deemed to have paid tax on its proportionate share of our undistributed capital gain and include such proportionate share in income as long-term capital gains (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit for its proportionate share of the tax we paid or receive a refund to the extent the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gains.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

•	If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests allocable to stockholders that are “disqualified organizations.” Similar rules will also apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Requirements for Qualification-Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

We do not currently hold, or intend to hold, REMIC residual interests but we do own residual interests in taxable mortgage pools.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest, will be subject to federal corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

•	It is managed by one or more trustees or directors.

•	Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

•	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

•	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

•	At least 100 persons are beneficial owners of its shares or ownership certificates.

•

Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

•

It elects to be a REIT, or has made such an election for a previous taxable year, which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

•	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet the first four requirements during our entire taxable year and must meet the fifth requirement during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with regulatory rules pursuant to which we are required to send annual letters to our stockholders requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet the sixth requirement, we will be treated as having met the requirement. For purposes of determining share ownership under the sixth requirement, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the sixth requirement.

We believe that we have issued sufficient common stock with sufficient diversity of ownership to satisfy the fifth and sixth requirements. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain our REIT qualification, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder which we have satisfied or intend to satisfy.

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more TRS. A TRS is generally a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

TRSs are subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that a TRS is required to pay taxes, it will have less cash available for distribution to us. If our TRSs pay dividends to us, then the dividends we pay to our stockholders who are taxed as individuals, up to the amount of dividends we receive from such TRSs, will generally be eligible to be taxed at the reduced rate applicable to qualified dividend income. See “— Taxation of Taxable U.S. Stockholders.” The decision as to whether our TRSs will distribute their after-tax income to us will be made on a periodic basis, subject to our compliance with the 25% asset test with respect to TRSs.

We have made a TRS election with respect to Apidos CDO I, Ltd., or Apidos CDO I, Apidos CDO III, Ltd., or Apidos CDO III, Apidos Cinco CDO, Ltd., or Apidos Cinco CDO, Apidos CLO VIII, Ltd., or Apidos CLO VIII, Whitney CLO I Ltd, or Whitney, Harvest CLO VII, or Harvest, Moselle CLO S.A., or Moselle, Resource TRS, Inc., or Resource TRS, Resource TRS II, Inc., Resource TRS III, Inc., Resource TRS IV, Inc., Sportsmen’s Preferred SPE, LLC, Westward Look SPE, LLC, Long Term Care Conversion, Inc. and RCC Residential Inc, and we may in the future make TRS elections with respect to certain entities that issue equity interests to us pursuant to CDO securitizations. The Internal Revenue Code and the Treasury regulations promulgated thereunder provide a specific exemption from federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Certain U.S. stockholders of such non-U.S. corporations are required to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. Apidos CDO I, Apidos CDO III, Apidos Cinco CDO, Apidos CLO VIII, Whitney, Harvest, Moselle and, we expect, certain of the additional collateralized debt obligation vehicles in which we may invest and with which we will jointly make a TRS election, are or will be organized as Cayman Islands companies and either rely on such exemption or otherwise operate in a manner so that are not be subject to federal income tax on their net income. Therefore, despite such contemplated entities’ anticipated status as TRSs, such entities generally are not subject to federal corporate income tax on their earnings. However, we are required to include in our income, on a current basis, the earnings of these TRSs. This could affect our ability to comply with the REIT income tests and distribution requirements. See “— Gross Income Tests” and “— Distribution Requirements.”

The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We have made and may continue to in the future to make investments or enter into financing and securitization transactions that give rise to us being considered to own an interest in one or more taxable mortgage pools. Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax qualification of the REIT. Rather, the consequences of the taxable mortgage pool classification are generally, except as described below, limited to the tax liability on the REIT and the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a taxable mortgage pool arrangement, which might be non-cash accrued income, or “phantom” taxable income, could be treated as “excess inclusion income” and allocated to our stockholders. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a REMIC residual interest or taxable mortgage pool interest over (ii) the sum of an amount for each day in the calendar quarter equal to its ratable portion of the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “— Distribution Requirements.”

Our excess inclusion income would be allocated among our stockholders in proportion to dividends paid. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, (iii) would result in the application of federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders and (iv) in the case of a stockholder that is a REIT, a regulated investment company or common trust fund, would be considered excess inclusion income of such entity.

Excess inclusion income is taxable (at the highest corporate tax rates) to us, rather than our stockholders, to the extent allocable to our shares held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations). Nominees who hold our shares on behalf of disqualified organizations are subject to this tax on the portion of our excess inclusion income allocable to the capital stock held on behalf of disqualified organizations. A regulated investment company or other pass-through entity owning our capital stock in record name will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their owners that are disqualified organizations. In addition, we will withhold on dividends paid to non-U.S. stockholders (as defined below) with respect to the excess inclusion portion of dividends paid to such stockholders without regard to any treaty exception or reduction in tax rate.

The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, regulated investment company or REIT investors, foreign investors and taxpayers with net operating losses should consult their tax advisors with respect to excess inclusion income.

If we own less than 100% of the ownership interests in a subsidiary that is a taxable mortgage pool, or if we made a TRS election with respect to a subsidiary that is a taxable mortgage pool, the foregoing rules would not apply. Rather, the subsidiary would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not have any subsidiary in which we own some, but less than all, of the ownership interests that is or will become a taxable mortgage pool and for which we have not made TRS elections. We intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Cancellation of indebtedness income and gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business are excluded from both the numerator and the denominator in both income tests. In addition, income and gain from certain “hedging transactions,” as defined in “— Hedging Transactions,” that we enter into in the normal course of our business to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets or to manage risk of currency fluctuations with respect to certain items of income or gain and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the gross income tests (but for hedges entered into prior to July 30, 2008, the rules applicable to hedging transactions were more restrictive). We will monitor the amount of our non-qualifying income and we will manage our investment portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying, “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds (1) the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan or (2) as discussed further below, in the event of a “significant modification,” the date we modified the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the interest income multiplied by the proportion the amount by which the loan exceeds the value of the real estate that is security for the loan bears to the outstanding principal amount of the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage-related assets generally, including B notes, will be qualifying income for purposes of both gross income tests. We expect that some of our loans, which we have called mezzanine loans, will not be secured by a direct interest in real property. Instead, such loans will be secured by ownership interests in a non-corporate entity owning real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, and the loans will be treated as qualifying assets for the purposes of the 75% asset test, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive law. In situations where a loan is secured by interests in non-corporate entities but not all of the requirements of the safe harbor are met, the interest income from the loan will be qualifying income for purposes of the 95% gross income test, but potentially will not be qualifying income for purposes of the 75% gross income test. We have not limited ourselves to acquiring mezzanine loans that comply with all requirements of the safe harbor. Based on advice of counsel, we believe that substantially all of our mezzanine loans should be treated as qualifying assets notwithstanding the failures to comply with all of the requirements of the safe harbor and we will not treat any future mezzanine loans as qualifying assets absent such advice. Nevertheless, in light of the sparse guidance regarding mezzanine loans that do not meet with foregoing safe harbor, it is possible that the IRS could disagree and challenge the treatment of these loans as qualifying assets and/or our qualification as a REIT. In addition, certain investments characterized by us as debt for federal income tax purposes could, if successfully challenged and determined to represent equity for federal income tax purposes, result in us failing to meet the REIT gross income tests; the result of which could cause us to fail to qualify as a REIT or be subject to a penalty tax. Finally, some of our loans will not be secured by mortgages on real property or interests in real property. Our interest income from those loans will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Further, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

We hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “— Taxation of Our Company,” “— Requirements for Qualification,” “— Asset Tests” and “— Failure to Qualify.”

We have modified some of our loans by agreement with the borrowers, and especially in light of current economic conditions, we may agree to additional loan modifications. If the amendments to an outstanding loan results in a “significant modifications” under the applicable Treasury regulations, the modified debt is generally treated for federal income tax purposes as a new debt instrument issued in exchange for the original loan. Long-standing REIT regulations might be read to require us to redetermine whether the amount of the loan exceeds the fair market value of the real property securing the loan as of the date of such a significant modification for purposes of apportioning interest under the gross income tests. Because modifications often occur in distressed scenarios, this retesting of the new debt instrument for REIT qualification purposes may result in a portion of a loan that was a qualifying real estate asset prior to modification to be treated as a non-qualifying security that produces non-qualifying income for the 75% income test, which could result in loss of our REIT qualification. The IRS issued Revenue Procedure 2011-16, under which we would not be required to revalue the real estate underlying the new debt instrument for purposes of the 75% gross income test and the REIT asset tests if the modification occurred by default or certain other conditions apply.

In addition, although not currently contemplated, in the event that we invest in a mortgage that is secured by both real property and other property, and the loan is not fully secured by real property, we would be required to apportion our annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when we commit to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. Revenue Procedure 2011-16 interprets the “principal amount” of the loan to be the face amount of the loan, despite the Internal Revenue Code requiring taxpayers to treat any market discount, that is the difference between the purchase price of the loan and its face amount, for all purposes (other than certain withholding and information reporting purposes) as interest rather than principal. Any mortgage loan that we invest in that is not fully secured by real property may therefore be subject to the interest apportionment rules and the position taken in Revenue Procedure 2011-16 as described above.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by mortgages on real property and the fees are not determined by income and profits. Other fees for services are not qualifying income for purposes of either gross income test. Any fees earned by Resource TRS and any other TRS, will not be included in our gross income for purposes of the gross income tests.

Dividends. Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

We treat certain income inclusions received with respect to our current and contemplated equity investments in foreign TRSs, such as Apidos CDO I, Apidos CDO III, Apidos Cinco CDO, Apidos CLO VIII, Whitney and Harvest as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in our foreign TRSs are technically neither dividends nor any of the other enumerated categories of income specified in the 95% gross income test for federal income tax purposes, and there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests. However, based on advice of counsel, we treat such income inclusions, to the extent distributed by a foreign TRS in the year accrued, as qualifying income for purposes of the 95% gross income test. In 2011, the IRS issued two private letter rulings considering situations in which a REIT had to include income from foreign corporations. The IRS ruled that such income would qualify for the 95% gross income test. Since private letter rulings only protect the recipient of the letter, it is still possible that, because this income does not meet the literal requirements of the REIT provisions, the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and other nonqualifying income exceeds 5% of our gross income and/or we could fail to qualify as a REIT. In any event, as noted above, such income does not constitute qualifying income satisfying the 75% gross income test. The amount of such income could be substantial, and a decline in the amount of income from qualifying sources relative to income from such TRSs could jeopardize our compliance with the 75% gross income test, and in the event determined to be non-qualifying income for the 95% gross income test such income from TRSs could result in our failing to qualify as a REIT or having to pay a substantial penalty tax.

Rents from Real Property. We have acquired real property through foreclosure and may acquire additional real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting its rental income from the related properties.

Hedging Transactions and Foreign Currency Gains. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Income and gain from a “hedging transaction” that is clearly identified as a hedging transaction as specified in the Internal Revenue Code will not constitute gross income and thus will be exempt from the 95% gross income test and, to the extent such hedging transaction was entered into after July 30, 2008, will not constitute gross income and thus will be exempt from the 75% gross income test. Income and gain from a hedging transaction, including gain from the sale or disposition of such a transaction, entered into on or prior to July 30, 2008 will be treated as nonqualifying income for purposes of the 75% gross income test. The term “hedging transaction” as used above generally means any transaction entered into in the normal course of business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made, or incurred or to be incurred, to acquire or carry real estate assets, or (2) for hedging transactions entered into after July 30, 2008, currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into. To the extent that we do not properly identify such transactions as hedges or hedge with other types of financial instruments, the income from those transactions will likely be treated as nonqualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when a sale of real property will not be characterized as a prohibited transaction. We cannot assure you however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” To the extent necessary to avoid the prohibited transactions tax, we will conduct sales of our assets through a TRS.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if the IRS were to determine that we failed the 95% gross income test because income inclusions with respect to our equity investments in foreign TRSs that were distributed by the foreign TRSs during the year such income was accrued are not qualifying income for purposes of the 95% gross income test, or if such income caused us to fail the 75% gross income test, the IRS could conclude that our failure to satisfy the applicable gross income test was not due to reasonable cause. If these relief provisions are inapplicable to such failure, we will fail to qualify as a REIT. See “Failure to Qualify.” In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the amount by which we fail the 75% or 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•	regular or residual interests in a REMIC.

However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

Fourth, of our investments not included in the 75% asset class, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, of our investments not included in the 75% asset class, no more than 25% of the value of our total assets may consist of securities other than those in the 75% asset class.

For purposes of the second, third and fifth asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described above if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification-Gross Income Tests.”

As discussed above under “Gross Income Tests”, we hold and may make additional mezzanine loans that do not comply with the IRS safe harbor, but which we treat as qualifying assets. Although we believe substantially all of our mezzanine loans are qualifying assets, it is possible that the IRS could challenge our characterization of such loans and our qualification as a REIT. If any such IRS challenge was successful, the applicable mezzanine loan would be subject to the second, third and fifth asset tests described above.

We believe that most of the residential mortgage loans (including the B notes) and mortgage-backed securities, or MBS, that we have held and expect to hold have been and will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Furthermore, we may be required to retest modified loans that we hold to determine if the modified loan is adequately secured by real property if the modification results in a significant modification, as discussed above in “Gross Income Tests-Interest.” Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan.

In the event that we invest in a mortgage loan that is secured by both real property and other property, Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

Our debt securities issued by other REITs or corporations that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test. We believe that any stock that we will acquire in other REITs will be qualifying assets for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the second, third, and fifth assets tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those assets tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We believe that the value of our investment in Resource TRS, together with the value of our interest in the securities of our TRSs, including our TRS securitizations such as Apidos CDO I, Apidos CDO III, Apidos Cinco CDO, Apidos CLO VIII, Whitney and Harvest has been and will continue to be less than 25% of the value of our total assets.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times, including at the time of any modification that results in a significant modification to a debt instrument we hold. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if the failure is de minimis (up to the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurs or $10 million) and we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a failure of any of the asset tests (other than a de minimis failure of the 5% and 10% asset tests described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which our identification of the failure occurs and pay a tax equal to the greater of $50,000 or an amount determined by multiplying the highest federal income tax rate applicable to corporations by the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We currently believe that the mortgage-related assets, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, no independent appraisals will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that we hold. Moreover, the values of some assets, such as the securities of some of our TRSs, may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

We currently have financing arrangements that are structured as sale and repurchase agreements pursuant to which we sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase these assets at a later date in exchange for a purchase price. Economically, these agreements are financings which are secured by the assets sold pursuant thereto. We believe that we would be treated for REIT asset and income test purposes as the owner of the assets that are the subject of any such sale and repurchase agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually make the distribution before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2012 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our MBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•

We will include in our taxable income for federal income tax purposes, items of income from certain of our CDO entities, such as Apidos CDO I, Apidos CDO III, Apidos Cinco CDO, Apidos CLO VIII, Whitney and Moselle, in which we hold an interest, even in the absence of actual cash distributions.

•

We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize phantom taxable income from any residual interests in REMICs or equity interests in taxable mortgage pools not held through a TRS.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as dividend income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction, and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our capital stock that, for federal income tax purposes, is:

•	a citizen or resident (as defined in Section 7701(b) of the Internal Revenue Code) of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its States, or the District of Columbia;

•	an estate whose income is subject to federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our capital stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our capital stock by the partnership. A “non-U.S. stockholder” is a holder of our capital stock that is not a U.S. stockholder, a partnership or an entity classified as a partnership for U.S. federal income tax purposes.

As long as we qualify as a REIT, a taxable “U.S. stockholder” must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. stockholder generally will not qualify as “qualified dividend income” for the maximum tax rate accorded to capital gains. Qualified dividend income generally includes dividends paid to individuals, trusts and estates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “— Taxation of Our Company” above), our dividends generally will not be treated as qualified dividend income, which is subject to a maximum 20% rate. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 39.6%. However, the maximum 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends attributable to dividends received by us from non-REIT corporations, such as our domestic TRSs (but generally not from our TRSs organized as Cayman organizations), and to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our capital stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our capital stock became ex-dividend. U.S. stockholders other than corporations will also be subject to a 3.8% Medicare surtax on investment income (including both qualified and nonqualified dividends) if certain thresholds of modified adjusted gross income are exceeded.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our capital stock. A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s capital stock. Instead, the distribution will reduce the adjusted basis of such capital stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her capital stock as long-term capital gain, or short-term capital gain if the shares of capital stock have been held for one year or less, assuming the shares of capital stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our capital stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Any excess inclusion income (See “— Requirements for Qualification-Taxable Mortgage Pools” for a definition of excess inclusion income) that we recognize generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year. A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses or other deductions otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Capital Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our capital stock as long-term capital gain or loss if the U.S. stockholder has held the capital stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between (i) the sum of the fair market value of any property and the amount of cash received in such disposition and (ii) the U.S. stockholder’s adjusted basis in the shares for tax purposes. Such adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of capital stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our capital stock may be disallowed if the U.S. stockholder purchases other capital stock within 30 days before or after the disposition.

Conversion of Preferred Stock

Except as provided below, (i) a U.S. stockholder generally will not recognize gain or loss upon a conversion of preferred stock into our common stock, and (ii) a U.S. stockholder’s basis and holding period in our common stock received upon conversion generally will be the same as those of the converted preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the preferred stock for more than one year at the time of conversion. U.S. stockholders are urged to consult with their tax advisors regarding the federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred stock for cash or other property.

Redemption of Preferred Stock

Redemption of preferred stock for cash will be treated under Section 302 of the Internal Revenue Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates, unless the redemption satisfies one of the tests set forth in Section 302(b) of the Internal Revenue Code for the sale or exchange of the redeemable shares. The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to you, (ii) results in a “complete termination” of your share interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to you, all within the meaning of Section 302(b) of the Internal Revenue Code.

In determining whether any of these tests have been met, common stock, all series of preferred stock and any options to acquire the foregoing considered to be owned by you by reason of certain constructive ownership rules set forth in the Internal Revenue Code, as well as common stock, all series of preferred stock and any options to acquire the foregoing actually owned by you, must generally be taken into account. If you do not own (actually or constructively) any of our common stock, or you own an insubstantial percentage of our outstanding common or preferred stock, based upon current law, a redemption of your preferred stock is likely to qualify for sale or exchange treatment because the redemption would not be “essentially equivalent to a dividend.” However, because the determination as to whether any of the alternative tests of Section 302(b) of the Internal Revenue Code will be satisfied with respect to your preferred stock depends upon the facts and circumstances at the time the determination must be made, you are advised to consult your own tax advisor to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to you, it will be treated as a taxable sale or exchange of the stock. As a result, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (ii) your adjusted basis in the preferred stock for tax purposes. Such gain or loss will be capital gain or loss if the preferred stock has been held as a capital asset, and will be long-term gain or loss if the preferred stock has been held for more than one year at the time of the redemption. If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by you. Your adjusted basis in the redeemable preferred stock for tax purposes will be transferred to your remaining shares in us. If you do not own any of our other shares, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

The IRS recently published proposed Treasury regulations that would require a share-by-share determination upon redemption so that a holder with varying tax basis for its shares of preferred stock could have taxable income with respect some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire redemption distribution. Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares to the remaining shares of our stock held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to stockholders taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our stockholders taxed at individual rates at a maximum 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years. Capital gains (as well as other investment income taxed at ordinary rates) are also subject to the 3.8% Medicare surtax in the case of certain taxpayers whose modified adjusted gross income exceeds certain thresholds depending on filing status.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at a current rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. For a discussion of the backup withholding rules as applied to non-U.S. stockholders. See “— Taxation of Non-U.S. Stockholders.”

Medicare Tax on Unearned Income

As noted above, U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our capital stock.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance its acquisition of capital stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Furthermore, a tax-exempt stockholder’s share of any excess inclusion income that we recognize would be subject to tax as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Stockholders

The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our capital stock, including any reporting requirements.

Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of United States real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder. We plan to withhold federal income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the non-U.S. stockholder is excess inclusion income. Our excess inclusion income generally will be allocated among our stockholders to the extent that it exceeds our undistributed REIT taxable income in a particular year.

Non-Dividend Distributions. A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its capital stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that capital stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the capital stock if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or exchange of its capital stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund from the IRS of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends. A non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property, other than interests in real property solely in a capacity as a creditor, and shares in corporations at least 50% of whose assets consist of interests in real property. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Nonetheless, we cannot exclude the possibility, for example, if we are able to resell a foreclosure property for an amount higher than the fair market value of such property at the time of foreclosure. Under the FIRPTA rules, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. stockholders, subject to applicable alternative minimum tax. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against our tax liability for the amount we withhold. However, a non-U.S. stockholder that owns, actually or constructively, no more than 5% of our capital stock at all times during the one-year period ending on the date of the distribution will not be subject to the 35% FIRPTA withholding tax with respect to distributions that are attributable to gain from our sale or exchange of United States real property interests, provided our capital stock is regularly traded on an established securities market. Instead, non-U.S. stockholders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends.

Sale of Capital Stock. In the unlikely event that our capital stock constituted a United States real property interest (which generally requires that at least 50% of our assets consist of United States real property interests), gains from the sale of our capital stock by a non-U.S. stockholder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our capital stock if we were a “domestically controlled qualified investment entity.” We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, we are a REIT and less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders. Because our capital stock is publicly traded, no assurance can be given that we will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a United States real property interest if the non-U.S. stockholder disposes of an interest in our stock and directly or indirectly acquires, enters into a contract or option to acquire or is deemed to acquire, other shares of our stock within a specified period. This rule does not apply if the exception for distributions to 5% or smaller stockholder of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells or exchanges our capital stock, the gain from such a sale or exchange will not be subject to tax under FIRPTA as a sale of United States real property interests if our capital stock is regularly traded, as defined by the applicable Treasury regulations, on an established securities market, and such non-U.S. stockholder owned, actually or constructively, 5% or less of our capital stock at all times throughout the five-year period ending on the date of the sale or exchange.

If the gain on the sale of the capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as a taxable U.S. stockholder, subject to applicable alternative minimum tax, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Recent Legislation Relating to Foreign Accounts

Recently enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined above) who own shares of our capital stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our capital stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury Department requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation applies to payments of dividends made after June 30, 2014 and payment of sale proceeds made after December 31, 2016. Prospective investors should consult their tax advisors regarding this legislation.

Legislative or Other Actions Affecting REITs

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, federal income tax laws applicable to us or our stockholders may be enacted, possibly with retroactive effect. Changes to the federal income tax laws and interpretations of federal income tax laws could adversely affect an investment in our shares of capital stock.

State and Local Taxes

We and/or our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our capital stock.

UNDERWRITING

Morgan Stanley & Co. LLC and UBS Securities LLC are acting as representatives of the several underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Series C Preferred Stock set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Morgan Stanley & Co. LLC
UBS Securities LLC
Deutsche Bank Securities Inc.
Keefe, Bruyette & Woods, Inc.
MLV & Co. LLC

Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of Series C Preferred Stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of Series C Preferred Stock offered by this prospectus supplement, other than those covered by the underwriters’ option described below, if any of these shares are purchased.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of Series C Preferred Stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $         per share. The underwriters may allow, and such dealers may reallow, a concession not in excess of $         per share to other dealers. If all the shares of Series C Preferred Stock are not sold at the public offering price, the representatives of the underwriters may change the public offering price and other selling terms.

We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to             additional shares of Series C Preferred Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of these additional shares of Series C Preferred Stock as the number of shares of Series C Preferred Stock to be purchased by it in the above table bears to the total number of shares of Series C Preferred Stock offered by this prospectus supplement. We will be obligated to sell these additional shares of Series C Preferred Stock to the underwriters to the extent the option is exercised. If any additional shares of Series C Preferred Stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

No market currently exists for the Series C Preferred Stock. We intend to file an application to list the Series C Preferred Stock on the NYSE under the symbol “RSOPrC.” If this application is approved, trading of the Series C Preferred Stock on the NYSE is expected to begin within 30 days after the date of this prospectus supplement. Certain of the underwriters have informed us that they intend to make a market in the Series C Preferred Stock prior to the commencement of any trading on the NYSE. These underwriters will have no obligation to make a market in the Series C Preferred Stock, however, and may cease market-making activities, if commenced, at any time.

The underwriting discount per share is equal to the public offering price per share of Series C Preferred Stock less the amount paid by the underwriters to us per share of Series C Preferred Stock. The following table shows the underwriting discount that we have agreed to pay to the underwriters, assuming either no exercise or full exercise of the underwriters’ over-allotment option:

	Fee per Share	Without Exercise of Option	With Full Exercise of Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate that our portion of the total expenses of this offering, not including the underwriting discount, will be $         .

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of Series C Preferred Stock (other than the shares of Series C Preferred Stock being sold in this offering), any parity equity securities (including shares of Series A Preferred Stock and Series B Preferred Stock), or any securities convertible into or exchangeable or exercisable for Series C Preferred Stock or parity equity securities (including shares of Series A Preferred Stock and Series B Preferred Stock). Notwithstanding the foregoing, if (1) during the last 17 days of the 30-day lock-up period, we issue earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the 30-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day lock-up period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings results or the occurrence of the material news or material event. The representatives, in their sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

In connection with the offering, the underwriters may purchase and sell shares of the Series C Preferred Stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of Series C Preferred Stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

Stabilizing transactions consist of various bids for or purchases of the Series C Preferred Stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of the Series C Preferred Stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Series C Preferred Stock. As a result, the price of our the Series C Preferred Stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series C Preferred Stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities arising under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

A prospectus in electronic format may be made available on web sites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus.

In the ordinary course of their businesses, the underwriters and/or their respective affiliates may engage in financial transactions with, and perform investment banking, lending, asset management and/or financial advisory services for, us and/or our affiliates. They receive customary fees and reimbursements of expenses for these transactions and services.

Deutsche Bank Securities Inc. and certain of its affiliates are lenders to us under master repurchase and securities agreements. We have entered into equity distribution agreements with MLV & Co. LLC pursuant to which we have offered and sold, and may again in the future offer and sell, additional shares of Series A Preferred Stock and Series B Preferred Stock from time to time. MLV & Co. LLC is entitled to be paid commissions with respect to any such sales.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, any of which could adversely affect future trading prices of the Series C Preferred Stock offered hereby. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

EXPERTS

The financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and the accompanying prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Ledgewood, P.C. Foley & Lardner LLP will pass upon the validity of the shares of Series C Preferred Stock being offered hereby and certain other matters under Maryland law for us. Hunton & Williams LLP will pass upon certain legal matters in connection with this offering for the underwriters.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act with respect to the Series C Preferred Stock offered by this prospectus supplement and other securities we may issue. This prospectus supplement does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement, as allowed by the rules and regulations of the SEC. You may wish to inspect the registration statement and the exhibits to that registration statement for further information with respect to us and the Series C Preferred Stock offered by this prospectus supplement. Copies of the registration statement and the exhibits to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described below. Statements contained or incorporated by reference in this prospectus supplement concerning the provisions of certain documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

We are subject to the informational requirements of the Exchange Act. Accordingly, we file reports, proxy statements, and other information with the SEC. Through our website at www.resourcecapitalcorp.com, you may access, free of charge, our filings, as soon as reasonably practical after we electronically file them with or furnish them to the SEC. Information contained in our website is not incorporated by reference in, and should not be considered a part of, this prospectus supplement or the accompanying prospectus. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other materials that are filed through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system. This website can be accessed at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” into this prospectus supplement and the accompanying prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except as described below. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC, other than any portions of such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, as amended by our Annual Report on Form 10-K/A filed on March 21, 2014;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014; and

•	our Current Reports on Form 8-K filed on February 4, 2014, March 27, 2014 and June 2, 2014.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act from the date of this prospectus supplement and the accompanying prospectus to the end of the offering of the shares of our Series C Preferred Stock pursuant to this prospectus supplement and the accompanying prospectus shall also be deemed to be incorporated herein by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules) and will automatically update information in this prospectus supplement and the accompanying prospectus.

Any statements made in this prospectus supplement and the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement and the accompanying prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Resource Capital Corp.

Attention: Purvi Kamdar

712 Fifth Avenue

12th Floor

New York, New York 10019

(212) 506-3893

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this registration process, we may sell from time to time any combination of our:

•	common stock;

•	preferred stock, which may be convertible into our common stock;

•	senior or subordinated debt securities, which may be convertible into our common stock or preferred stock;

•	warrants to purchase common stock, preferred stock or debt securities;

•	units to purchase one or more debt securities, common stock, preferred stock or warrants or any combination of such securities in one or more offerings. The terms of these offerings will be determined at the time of sale. We refer to the common stock, preferred stock, warrants, debt securities and the units collectively as the “securities” in this prospectus. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

We will provide the specific terms of these securities in one or more supplements to this prospectus or in other offering materials. You should read this prospectus, any prospectus supplement and any other offering materials carefully before you invest. No securities may be sold without delivery of a prospectus supplement or other offering materials describing the method and terms of the offering of those securities.

An investment in these securities entails material risks and uncertainties. See “Risk Factors” on page 7 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “RSO.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is May 9, 2014

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this registration process, over the next three years (or such longer period as may be permitted under SEC rules), we may sell any combination of our common stock, preferred stock, debt securities, warrants or units. The terms of these offerings will be determined at the time of sale. For more information on how our securities may be sold, please read the section of the prospectus entitled “Plan of Distribution.”

The specific terms of the securities we offer and the terms of their sale will be set forth in an accompanying supplement to this prospectus or other offering materials. This prospectus describes some of the general terms that may apply to these securities. The prospectus supplement or other offering materials may also add, update or change information contained in this prospectus. You should read this prospectus, any prospectus supplement and any other offering materials together with the additional information described in the section of the prospectus entitled “Where You Can Find More Information.” We are not making an offer of our securities in any state where the offer or solicitation is not authorized. Our address is 712 Fifth Avenue, 12th Floor, New York, NY 10019. Our telephone number is (212) 506-3870.

As used in this prospectus, unless the context suggests otherwise, the terms “we,” “us” and “our” refer to Resource Capital Corp. and its subsidiaries, “Manager” refers to Resource Capital Manager, Inc., our external manager and “Resource America” refers to Resource America, Inc. and its affiliated companies, including the Manager.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

Forward-looking statements contained or incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Forward-looking statements we make or which are incorporated by reference in this prospectus or which may be contained or incorporated by reference in a prospectus supplement are subject to various risks and uncertainties that could cause actual results to vary from our forward-looking statements, including:

•	the risk factors described or incorporated by reference in this prospectus;

•	changes in our industry, interest rates, the debt securities markets, real estate markets or the general economy;

•	increased rates of default and/or decreased recovery rates on our investments;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in governmental regulations, tax rates and similar matters;

•	changes in our business strategy;

•	availability of investment opportunities in commercial real estate-related and commercial finance assets;

•	the degree and nature of our competition;

•	the adequacy of our cash reserves and working capital; and

•	the timing of cash flows, if any, from our investments.

We caution you not to place undue reliance on these forward-looking statements which speak only as of the date of this prospectus or the date of any document incorporated by reference in this prospectus. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to this offering. This prospectus constitutes only part of the registration statement and does not contain all of the information set forth in the registration statement, its exhibits and its schedules. For further information with respect to us and our securities, we refer you to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete and, in each instance, we refer you to the copy of the contract, agreement or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also make available free of charge through our website at www.resourcecapitalcorp.com, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC. You may read and copy any reports, statements or other information that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may request copies of these documents, upon payment of a copying fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC internet site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents we have filed with the SEC but that we do not include in this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, as amended;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014;

•	Our Current Reports on Form 8-K filed on February 4, 2014 and March 27, 2014;

•	The description of our common stock contained in our Registration Statement on Form 8-A dated January 25, 2006;

•	The description of our Series A preferred stock contained in our Registration Statement on Form 8-A filed on June 8, 2012, including any amendment or report filed for the purpose of updating such description; and

•	The description of our Series B preferred stock contained in our Registration Statement on Form 8-A filed on September 28, 2012, including any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement and prior to the termination of the offering made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Resource Capital Corp.

Attention: Purvi Kamdar

712 Fifth Avenue

12th Floor

New York, New York 10019

(212) 506-3893

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. We have not authorized any person to provide information other than that provided in this prospectus, any supplement to this prospectus or any other offering materials we may use. You should assume that the information in this prospectus, any prospectus supplement and any other offering materials we may use is accurate only as of the date on their respective cover pages and that any information in a document we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The statements that we make in this prospectus or in any document incorporated by reference in this prospectus about the contents of any other documents are not necessarily complete, and are qualified in their entirety by referring you to copies of those documents that are filed as exhibits to the registration statement, of which this prospectus forms a part, or as an exhibit to the documents incorporated by reference. You can obtain copies of these documents from the SEC or from us, as described above.

THE COMPANY

We are a diversified real estate investment trust that is primarily focused on originating, holding and managing commercial mortgage loans and other commercial real estate-related debt and equity investments. We also make other commercial finance investments. We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, under Subchapter M of the Internal Revenue Code of 1986, as amended. Our objective is to provide our stockholders with total returns over time, including quarterly distributions and capital appreciation, while seeking to manage the risks associated with our investment strategies. We invest in a combination of real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. We have financed a substantial portion of our portfolio investments through borrowing strategies seeking to match the maturities and repricing dates of our financings with the maturities and repricing dates of those investments, and have sought to mitigate interest rate risk through derivative instruments.

We are externally managed by Resource Capital Manager, Inc., or the Manager, a wholly-owned indirect subsidiary of Resource America, Inc. (NASDAQ: REXI), or Resource America, a specialized asset management company that uses industry- specific expertise to evaluate, originate, service and manage investment opportunities through its commercial real estate, financial fund management and commercial finance operating segments. As of December 31, 2013, Resource America managed approximately $17.3 billion of assets in these sectors. To provide its services, the Manager draws upon Resource America, its management team and their collective investment experience.

We generate our income primarily from the spread between the revenues we receive from our assets and the cost to finance the purchase of those assets, from management of assets and from hedging interest rate risks. We generate revenues from the interest and fees we earn on our whole loans, A notes, B notes, mezzanine debt, commercial mortgage-backed securities, or CMBS, bank loans, other asset-backed securities, or ABS, and structured note investments. We also generate revenues from the rental and other income from real properties we own, from management of externally originated bank loans and from our investment in an equipment leasing business. Historically, we have used a substantial amount of leverage to enhance our returns and we have financed each of our different asset classes with different degrees of leverage. The cost of borrowings to finance our investments is a significant part of our expenses. Our net income depends on our ability to control these expenses relative to our revenue. In our bank loan, CMBS and ABS portfolios, we historically have used warehouse facilities as a short-term financing source and CDOs and CLOs and, to a lesser extent, other term financing as long-term financing sources. In our commercial real estate loan portfolio, we historically have used repurchase agreements as a short-term financing source, and CDOs and, to a lesser extent, other term financing as long-term financing sources. Our other term financing has consisted of long-term match-funded financing provided through long-term bank financing and asset-backed financing programs, depending upon market conditions and credit availability.

Our principal office is located at 712 Fifth Avenue, 12th Floor, New York, New York 10019 and our telephone number is (212) 506-3870. Our website is located at www.resourcecapitalcorp.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks contained in our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, which has been filed with the SEC and incorporated herein by reference, in addition to the other information contained in this prospectus, in an applicable prospectus supplement, or incorporated by reference herein, before purchasing any of our securities. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of these risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose some portion or all of your original investment.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for general corporate purposes, which may include, but not be limited to, refinancing or repayment of indebtedness, capital expenditures and working capital. Pending any of these uses, the net proceeds of a sale will be held in interest-bearing bank accounts or invested in readily marketable, interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND

PREFERRED STOCK DIVIDENDS TO EARNINGS

Our ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends for the periods indicated are set forth below. For purposes of calculating the ratios set forth below, earnings represent pretax income from continuing operations, as adjusted for fixed charges; and fixed charges represent interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and an estimate of the interest within rental expense.

	Three Months ended March 31, 2014	Year ended December 31, 2013	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010	Year ended December 31, 2009
Ratio of earnings to combined fixed charges	2.82	1.74	2.85	2.63	1.69	1.14
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	2.26	1.56	2.77	2.63	1.69	1.14

(1)	No distributions on our outstanding shares of Series A Preferred Stock or Series B Preferred Stock were paid until July 30, 2012 and October 30, 2012, respectively.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following is a summary description of our capital stock. Copies of our charter and bylaws are available upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.001 per share. As of April 22, 2014, we had 128,947,233 shares of common stock outstanding, 908,362 shares of our Series A preferred stock outstanding and 4,116,141 shares of our Series B preferred stock outstanding. Under Maryland law, our stockholders are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when issued and paid for, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preferential exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of our liquidation, dissolution or winding up, each share of our common stock will be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may be specified otherwise in the terms of any class or series of our common stock, each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors. In an uncontested election, directors will be elected by the affirmative vote of a majority of votes cast with respect to the election of that candidate.

Preferred Stock

The following description sets forth general terms and provisions of our authorized preferred stock. Any preferred stock issued under this prospectus will be issued as one or more new series of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the designation of the series;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of securities;

•	the voting rights, if any, of the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The description of preferred stock above is not complete. You should refer to the articles supplementary with respect to any series of preferred stock we have or may issue for complete information concerning the terms of that series. A copy of the articles supplementary for each series of preferred stock will or has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in that registration statement.

Our board of directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of preferred stock could have the effect of delaying or preventing a change in control, and may cause the market price of our common stock to decline or impair the voting and other rights of the holders of our common stock.

Power to Reclassify Unissued Shares of Our Capital Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Before issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Power to Issue Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of our stock or any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the second half of any calendar year.

Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. Our board may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board has waived the ownership limit for Omega Advisors, in its capacity as the manager of funds and investment accounts, and Resource America. Our board has set Omega’s and Resource America’s ownership limit at 15% of our outstanding capital stock in the aggregate, provided that no one of Omega’s funds or accounts can own more than 9.8% of our outstanding capital stock. Our board may reduce each of these ownership limits at its discretion; however, any such reduction will not be effective as to shares then owned by Omega’s funds and accounts or by Resource America in excess of the reduced limit. Each such fund or account would be deemed to be a separate holder for Internal Revenue Code purposes.

Our charter also prohibits any person from:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT, or

•	transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Our charter provides that, until all classes of our equity securities are “publicly-traded” for purposes of resolutions issued by the U.S. Department of Labor regarding assets of benefit plans, which we refer to as the DOL Plan Asset Regulations, equity participation in any class of our capital stock by benefit plan investors is limited to less than 25% in the aggregate, disregarding for such purposes any stock held by persons or their affiliates who have discretionary authority or control over our assets or who provide investment advice for a fee with respect to our assets (such as the Manager and its affiliates), so that such participation in that class of our stock by benefit plan investors will not be deemed to be “significant.”

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our qualification as a REIT.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer.

If, for any reason, the transfer to the trust does not occur, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary.

Any distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any distribution authorized but unpaid will be paid when due to the trustee. Any distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of:

•	the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust, and

•	the price received by the trustee from the sale or other disposition of the shares.

Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess must be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift), and

•	the market price on the date we, or our designee, accept the offer.

We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our stock, including shares of common stock, in value or number, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner must provide us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner must, upon demand, provide to us such information as we may request, in good faith, in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

Registration Rights

In connection with our March 2005 private offering, we granted the Manager both piggyback registration rights and the right to demand that we register shares of restricted stock and shares of common stock underlying the options issued to the Manager upon completion of the private offering and shares of common stock issued to the Manager as incentive compensation under our management agreement. As of the date of this prospectus, the Manager has not exercised its piggyback or demand registration rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock, Series A preferred stock and Series B preferred stock is American Stock Transfer & Trust Company. We expect that American Stock Transfer & Trust Company will act as the transfer agent for any preferred stock or warrants we may offer pursuant to a supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES

General

The debt securities will be:

•	our direct general obligations;

•	either senior debt securities or subordinated debt securities; and

•	issued under separate indentures among us and a trustee which will be named in a prospectus supplement and a supplemental indenture.

We may issue debt securities in one or more series.

If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. Investors in any debt securities we may issue should read the relevant indenture because it, and not this description, will control their rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

A prospectus supplement and relating to any series of debt securities being offered will describe the specific terms of the debt securities being offered. These terms will include some or all of the following, as applicable:

•	the issuer of the debt securities;

•	the co-issuers of the debt securities, if any;

•	the guarantors of the debt securities, if any;

•	whether the debt securities are senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the process to authenticate and deliver the debt securities and the application of the proceeds thereof;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•	the terms of any release, or the release and substitution of, any assets pledged as security for the payment of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any conversion or exchange provisions;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The relevant prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Payment of Interest and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a book-entry debt security), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a certificated debt security), as described in the applicable prospectus supplement.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at the trustee’s office or paying agencies in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may transfer certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the old certificate representing those certificated debt securities and either we or the trustee will reissue the old certificate to the new holder or we or the trustee will issue a new certificate to the new holder.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more book-entry debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue book-entry debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any book-entry debt security.

Provisions Relating only to the Senior Debt Securities

The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

Subordinated Debt Securities Subordinated to Senior Indebtedness. The subordinated debt securities will rank junior in right of payment to all of our Senior Indebtedness. “Senior Indebtedness” will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

Payment Blockages. The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made if:

•	we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

•	we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

•	any other default on any Senior Indebtedness occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed.

No Limitation on Amount of Senior Debt. The subordinated indenture will not limit the amount of Senior Indebtedness that we may incur, unless otherwise indicated in the prospectus supplement.

DESCRIPTION OF WARRANTS

The following describes some of the general terms and provisions of warrants we may issue. Warrants may be issued independently or together with any other securities offered by any prospectus supplement or any other offering materials and may be attached to or separate from those securities. Warrants may be issued under warrant agreements to be entered into between us and a warrant agent or may be represented by individual warrant certificates, all as specified in the applicable prospectus supplement or any other offering materials. The warrant agent, if any, for any series of warrants will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. As of the date of this prospectus, there are no outstanding warrants to purchase shares of our common or preferred stock.

Reference is made to each prospectus supplement or any other offering materials for the specific terms of the warrants offered thereby. These terms may include the following, as applicable:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the title, amount and terms of the securities purchasable upon exercise of the warrants;

•	the title, amount and terms of the securities offered with the warrants and the number of warrants issued with each such security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which the related securities may be purchased upon exercise of the warrants;

•	the exercise period for the warrants;

•	the minimum or maximum number of warrants which may be exercised at any one time;

•	any applicable anti-dilution, redemption or call provisions;

•	any applicable book-entry provisions;

•	a discussion of federal income tax considerations, if any; and

•	any other terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities.

A prospectus supplement and any other offering materials relating to any units issued under the registration statement of which this prospectus is a part will specify the terms of the units, including:

•	the terms of the units and of any of the debt securities, common stock, preferred stock and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR CHARTER AND BYLAWS

The following summarizes material provisions of Maryland law and our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Maryland General Corporation Law, or MGCL, and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. We expect that these provisions may discourage certain coercive takeover practices and inadequate takeover bids and may encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than two nor more than 15. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•	by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting of stockholders at which directors are to be elected may be made only

•	pursuant to our notice of the meeting,

•	by the board of directors or

•	provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments (not including certain amendments relating to director removal, classification of preferred stock and transfer and ownership limitations, which still require the statutory two-thirds vote referred to above) and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights, unless the board of directors determines that such rights will apply.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers of the corporation or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter.

Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, but does not include the acquisition of shares (i) under the laws of descent and distribution, (ii) under the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing this subtitle, or (iii) under a merger, consolidation, or share exchange effected under Subtitle 1 of the Control Share Acquisition Act if the corporation is a party to the merger, consolidation, or share exchange.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•	an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board, as well as require such removal be for cause (as defined in our charter), (b) unless called by our chairman of the board, our president, our chief executive officer or the board, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board the exclusive power to fix the number of directorships. Our bylaws currently provide that any vacancy may be filled by a majority of the remaining directors, except a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Any individual elected to fill such vacancy will serve until the next annual meeting of stockholders, and until a successor is duly elected and qualifies. However, our board of directors may elect by resolution to be subject to any or all provisions, in whole or in part, of Subtitle 8 which are not yet already applicable to the company so long as the company has at least three directors who, at the time of any such election, are not officers or employees of the company, are not acquiring persons, are not directors, officers, affiliates or associates of an acquiring person and were not nominated or designated as directors by an acquiring person.

TAX CONSIDERATIONS

For a summary of the material federal income tax considerations that a stockholder may consider relevant, see Exhibit 99.3 to our Annual Report on Form 10-K for the year ended December 31, 2013, as amended, which is incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

We may distribute our securities from time to time in one or more transactions at a fixed price or prices. We may change these prices from time to time. We may also distribute our securities at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. We will describe the distribution method for each offering in a prospectus supplement.

We may sell our securities in any of the following ways:

•	through underwriters or dealers,

•	through agents who may be deemed to be underwriters as defined in the Securities Act,

•	directly to one or more purchasers, and

•	directly to holders of warrants exercisable for our securities upon the exercise of their warrants.

The prospectus supplement or any other offering materials we may use for a particular offering will set forth the terms of the securities we offer, the terms of the offering, purchase price, the proceeds we will receive from the offering, any delayed delivery arrangements, any underwriting arrangements, including underwriting discounts and other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers. We may have agreements with the underwriters, dealers and agents who participate in the distribution to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments which they may be required to make.

If we use underwriters in the sale, the securities we offer will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Our securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of our securities will be named in the prospectus supplement or any other offering materials relating to that offering, and if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of that prospectus supplement or in the other offering materials.

If we use dealers in an offering of our securities, we will sell the shares to the dealers as principals. The dealers may then resell the shares to the public at varying prices to be determined by those dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in a prospectus supplement or other offering materials. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may also offer our securities directly, or though agents we designate, from time to time at fixed prices, which we may change, or at varying prices determined at the time of sale. We will name any agent we use and describe the terms of the agency, including any commission payable by us to the agent, in a prospectus supplement or other offering materials. Unless otherwise indicated in the prospectus supplement or any other offering materials, any agent we use will act on a reasonable best efforts basis for the period of its appointment.

In certain states, our securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, our securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

Any common stock sold pursuant to a prospectus supplement or any other offering materials will be listed on the New York Stock Exchange or other national securities exchange. Preferred stock and warrants may or may not be listed on a national securities exchange.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed on for us by Ledgewood. Foley & Lardner LLP will pass upon the validity of the shares of capital stock being offered hereby and certain other matters under Maryland law for us.

EXPERTS

The financial statements, schedules and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

                     Shares

    % Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock

(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT

Morgan Stanley

UBS Investment Bank

Deutsche Bank Securities

Keefe, Bruyette & Woods

A Stifel Company

MLV & Co.

June     , 2014